Exhibit 99.2

99 Park Avenue	212-659-0638
4th Floor	facsimile 212-659-0610
New York, NY 10016	www.MetropolitanBankNY.com

Contact: Ed Nebb, (203) 972-8350	For Immediate Release
IR@MetropolitanBankNY.com

Metropolitan Bank Holding Corp. Announces Completion of Initial Public Offering of Common Stock

NEW YORK, NEW YORK (November 10, 2017) – Metropolitan Bank Holding Corp. (NYSE: MCB) (“Metropolitan”) today announced that it has completed its initial public offering of 3,565,000 shares of its common stock, par value $0.01 per share, at a public offering price of $35.00 per share, which included the exercise of the underwriters’ option to purchase an additional 465,000 shares of Metropolitan common stock. The offering resulted in gross proceeds to Metropolitan of approximately $124.8 million. The net proceeds to Metropolitan, after deducting the underwriting discount and estimated offering expenses, are approximately $115.0 million.

Metropolitan’s common stock now trades on the New York Stock Exchange under the symbol “MCB.”

J.P. Morgan and Keefe, Bruyette & Woods, Inc., acted as joint book running managers of the offering and as representatives of the underwriters. The Company was represented by Luse Gorman, PC. The underwriters were represented by Davis Polk & Wardwell LLP.

About Metropolitan Bank Holding Corp.

Metropolitan Bank Holding Corp. is the holding company for Metropolitan Commercial Bank®, The Entrepreneurial Bank. Headquartered in New York City, the Bank operates full-service banking centers in Manhattan, Boro Park, Brooklyn and Great Neck, Long Island. Metropolitan Commercial Bank is a New York State chartered commercial bank, a FDIC member and an equal opportunity lender.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the registration statement filed with the SEC. Potential investors should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and Metropolitan Bank Holding Corp. does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.